Exhibit 99.1

         U.S. Physical Therapy Reports Third Quarter Results


    HOUSTON--(BUSINESS WIRE)--Oct. 27, 2004--U.S. Physical Therapy,
Inc. (NASDAQ:USPH), a national operator of physical and occupational therapy outpatient clinics, today reported results for the third quarter and nine months ended September 30, 2004.
    U.S. Physical Therapy's reported net earnings for the third quarter of 2004 were $1.1 million or $0.08 per diluted share. These figures are after a pretax charge of $966,000 in costs and losses associated with the closure of eight clinics announced September 2, 2004. Additionally, included in corporate office cost was $208,000 incurred during the period for recruiting fees principally related to the Company's recently completed CEO search. Excluding these charges, reported net earnings for the third quarter of 2004 would have been $1.8 million or approximately $0.14 per diluted share. Additionally, the hurricanes that hit Florida and affected other Gulf and east coast states during the quarter are believed to have resulted in lost visits at 37 clinics in nine states or roughly 15% of the Company's total clinics. Some clinics were closed for days, were without power or realized significant weather related patient cancellations. Management estimates that 2,200 to 2,600 visits were lost representing approximately $215,000 to $255,000 in revenue and at least $0.01 in lost earnings per diluted share.
    Livingston Kosberg, Interim Chief Executive Officer, said "During the third quarter a number of external and internal factors made for a complicated period. With the management issue resolved, the Company can now focus on maximizing the profits of our existing facilities, accelerating the development of new clinics, increasing the Company's physician owned and hospital PT/OT management business and seeking tuck-in physical and occupational therapy acquisitions."

    Third Quarter 2004 vs. Third Quarter 2003

    -- Net revenues rose 10.6% to $29.7 million, from $26.9 million, due to an 8.2% increase in patient visits to 305,000 from 282,000 in the prior year quarter, combined with a 3.1% increase from $93.14 to $96.06 in net patient revenues per visit.

    -- Earnings were $0.08 per diluted share for the third quarter 2004 as compared to $0.15 for the comparable prior year period. Net income for the quarter decreased from $1.9 million to $1.1 million or 44.6% due to the reasons described.

    -- Clinic operating costs in the third quarter of 2004 increased to 72.9% of net revenues compared to 69.2% a year ago. Average visits per day per clinic were 18.7 in the most recent period and 19.6 in the third quarter last year.

    -- Corporate office costs as a percentage of net revenues were 14.2% for both the third quarter 2003 and 2004. As described above, third quarter 2004 corporate costs included higher recruiting fees. Accounting and legal costs, a large portion of which related to Sarbanes Oxley compliance, increased $219,000 in the third quarter of 2004 as compared to the third quarter of 2003.

    -- Same store visits for all clinics open for one year or more increased approximately 2.7%. The net rate per visit for those clinics increased approximately 3.2% resulting in a same store revenue increase of 5.9% versus the third quarter of 2003.

    Nine Months Ended September 2004 vs. Nine Months Ended September
2003

    -- Net revenues rose 12.3% to $88.6 million from $78.9 million due to an 8.4% increase in patient visits to 902,000 and a 3.9% increase in net patient revenues per visit to $96.31.

    -- Earnings per share decreased 16.7% to $0.40 per diluted share from $0.48 in the prior year period. Net income decreased to $4.9 million from $5.9 million or 17.6% due to the reasons described.

    -- Clinic operating costs were 71.7% of net revenues for 2004 and 69.7% for the prior year period. Average daily visits per clinic for the two periods were 19.1 and 20.3, respectively.

    -- Corporate office costs were 14.4% of net revenues versus 13.1% one year earlier.

    -- Same store revenues increased 9.1% for the nine month period on an increase in same store visits of 5.1% and a net rate increase of 4.0%.

    Larry McAfee, Chief Financial Officer said, "Cash and cash equivalents grew 13.3% during the quarter to $24.8 million or approximately 40.0% of total assets as of September 30. During September 2004, the Company purchased 50,000 shares of its outstanding common stock at an average price of $13.09 per share. The shares were acquired pursuant to the Company's September 24, 2001 stock purchase plan, which had a remaining balance of 17,600 shares available for purchase at September 30. A second share repurchase plan authorized February 26, 2003, also remains under which 250,000 shares may be acquired. Management plans to fully utilize both plans."
    Chris Reading, who will become the Company's Chief Executive Officer effective November 1, 2004 noted, "During the third quarter, we opened 8 clinics bringing our year-to-date clinic openings to 24. We are on target to meet our goal of 34 to 38 new clinic openings in 2004."
    This press release contains non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. The attached financial summary contains a schedule which reconciles these measures to the most directly comparable GAAP measures. These non-GAAP financial measures may be considered in addition to, not as a substitute for the financial measures prepared in accordance with GAAP (generally accepted accounting principles).
    U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time on Wednesday, October 27 to discuss the Company's third quarter 2004 results. Interested parties may participate in the call by dialing (800) 938-0653 or (973) 321-1100 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this website.

    Forward-Looking Statements

    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should" and similar words), which involve numerous risks and uncertainties. Included among such statements are those relating to opening of new clinics, availability of personnel and reimbursement environment. The forward-looking statements are based on the Company's current views and assumptions and the Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

    --  revenue and earnings expectations;

    --  general economic and business conditions;

    -- availability of qualified physical and occupational therapists;

    --  competition;

    --  federal and state regulations;

    -- reimbursement rates from third party payors and deductibles and co-pays by patients;

    --  availability, terms, and use of capital;

    --  acquisitions; and

    --  weather.

    Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our other periodic reports filed with the Securities and Exchange Commission for more information on these factors. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 254 outpatient physical and/or occupational therapy clinics in 35 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List.

    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED
                 STATEMENTS OF OPERATIONS (In thousands, except per share data)

                                 Three Months Ended Nine months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                     2004     2003     2004     2003
                                   -------- -------  -------- --------
                                      (unaudited) (unaudited)

Net patient revenues              $ 29,253 $26,224  $ 86,882 $ 77,089
Management contract revenues           379     588     1,547    1,647
Other revenues                          77      42       163      127
                                   -------- -------  -------- --------
Net revenues                        29,709  26,854    88,592   78,863

Clinic operating costs:
   Salaries and related costs       15,140  13,364    44,253   38,657
   Rent, clinic supplies and
    other                            6,176   5,258    18,207   15,638
   Provision for doubtful
    accounts                           316     (45)    1,027      711
                                   -------- -------  -------- --------
                                    21,632  18,577    63,487   55,006

Corporate office costs               4,213   3,806    12,752   10,328
                                   -------- -------  -------- --------

Clinic closure costs  (A)             (815)      -      (815)       -
Gain (Loss) on sale or disposal
 of fixed assets                        (7)      1       443       36
                                   -------- -------  -------- --------

Operating income                     3,042   4,472    11,981   13,565
Other income (expense)
   Interest expense                     (5)    (47)      (74)    (141)
   Minority interests in
    subsidiary limited
     partnerships                   (1,328) (1,370)  ( 4,055) ( 3,919)
                                   -------- -------  -------- --------
                                    (1,333) (1,417)   (4,129)  (4,060)

Income before income taxes           1,709   3,055     7,852    9,505
Provision for income taxes             655   1,154     2,987    3,604
                                   -------- -------  -------- --------

Net income                        $  1,054 $ 1,901  $  4,865 $  5,901
                                   ======== =======  ======== ========

Basic earnings per common share
 (Note 2)                         $   0.09 $  0.17  $   0.41 $   0.54
                                   ======== =======  ======== ========
Diluted earnings per common share
 (Note 2)                         $   0.08 $  0.15  $   0.40 $   0.48
                                   ======== =======  ======== ========

Note 1: Certain prior period amounts have been reclassified for comparison purposes. (A) Includes an $182,000 charge associated with the disposal of leasehold costs.



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED EARNINGS PER SHARE
                 (In thousands, except per share data)

Note 2: The following table sets forth the computation of basic and diluted earnings per share:

                                  Three Months Ended Nine months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                       2004    2003      2004    2003
                                     ------- -------   ------- -------
                                       (unaudited) (unaudited)
Numerator:
 Net income                         $ 1,054 $ 1,901   $ 4,865 $ 5,901
                                     ------- -------   ------- -------
 Numerator for basic earnings per
  share                               1,054   1,901     4,865   5,901
 Effect of dilutive securities:
 Interest on convertible
  subordinated
   notes payable                          -      31        45      92
                                     ------- -------   ------- -------
 Numerator for diluted earnings
  per share --- income available
   to common stockholders
    after assumed conversions        $ 1,054 $ 1,932   $ 4,910 $ 5,993
                                     ======= =======   ======= =======
Denominator:
 Denominator for basic earnings
  per share --- weighted-average
   shares                             12,328  11,088    11,772  10,986
 Effect of dilutive securities:
 Stock options                          202     737       310     784
 Convertible subordinated notes
  payable                                 -     700       338     700
                                     ------- -------   ------- -------
 Dilutive potential common shares       202   1,437       648   1,484
                                     ------- -------   ------- -------
 Denominator for diluted earnings
  per share --- adjusted weighted-
   average shares and assumed
    conversions                      12,530  12,525    12,420  12,470
                                     ======= =======   ======= =======

 Basic earnings per common share    $  0.09 $  0.17   $  0.41 $  0.54
                                     ======= =======   ======= =======
 Diluted earnings per common share  $  0.08 $  0.15   $  0.40 $  0.48
                                     ======= =======   ======= =======



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
          (In thousands, except share and per share amounts)

                                            September 30, December 31,
                                                2004         2003
                                            ------------- ------------
                                             (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                   $   24,776     $ 16,822
  Patient accounts receivable, less
   allowance for doubtful accounts of
    $2,790 and $3,456, respectively               16,229       14,135
  Accounts receivable -- other                       467          266
  Other current assets                             1,088        1,802
                                               ----------     --------
          Total current assets                    42,560       33,025
Fixed assets:
  Furniture and equipment                         22,211       20,598
  Leasehold improvements                          11,307       10,760
                                               ----------     --------
                                                  33,518       31,358
  Less accumulated depreciation and
   amortization                                   21,514       19,550
                                               ----------     --------
                                                  12,004       11,808
Goodwill, net of amortization of $335              6,011        5,685
Other assets, net of amortization of $432          1,734        1,955
                                               ----------     --------
                                              $   62,309     $ 52,473
                                               ==========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade                   $      648     $    498
  Accrued expenses                                 4,280        2,549
  Notes payable                                       70           39
  Convertible subordinated notes payable               -        2,333
                                               ----------     --------
          Total current liabilities                4,998        5,419
Notes payable -- long-term portion                    94           83
Other long-term liabilities                          530          346
                                               ----------     --------
          Total liabilities                        5,622        5,848
Minority interests in subsidiary limited
 partnerships                                      3,475        3,278
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value, 500,000
   shares authorized, no shares issued and
    outstanding                                       --           --
  Common stock, $.01 par value, 20,000,000
   shares authorized, 13,463,997 and
    12,242,577 shares issued at September
     30, 2004 and December 31, 2003,
      respectively                                   134          122
  Additional paid-in capital                      32,456       26,808
  Retained earnings                               33,801       28,939
 Treasury stock at cost, 997,100 shares held
  at September 30, 2004 and 947,100 shares
   at December 31, 2003, respectively           (13,179)     (12,522)
                                               ----------     --------
          Total shareholders' equity              53,212       43,347
                                               ----------     --------
                                              $   62,309     $ 52,473
                                               ==========     ========



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED
            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                  Three Months Ended Nine months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                      2004    2003       2004    2003
                                    -------- -------   ------- -------
                                       (unaudited) (unaudited)
Operating activities
  Net income                       $  1,054 $ 1,901   $ 4,865 $ 5,901
  Depreciation and amortization         999     914     2,873   2,636
  (Gain) Loss on sale or disposal
   of fixed assets                      180      (1)     (261)    (36)
  Minority interest in earnings       1,328   1,370     4,055   3,919
  Provision for doubtful accounts       316     (45)    1,027     711
  Tax benefit from exercise of
   options                            1,374     599     1,550   1,124
  Deferred income taxes                (136)   (138)     (136)   (453)
  Changes in working capital           (535)   (338)     (107)   (351)
                                    -------- -------   ------- -------
      Net cash provided by
       operating activities           4,580   4,262    13,866  13,451

Investing activities
  Purchase of fixed assets           (1,122) (1,316)   (3,307) (3,935)
  Purchase of intangibles               (79)    (31)     (253)    (31)
  Proceeds on sale of fixed assets       17       -       499     129
                                    -------- -------   ------- -------
     Net cash used in investing
      activities                     (1,184) (1,347)   (3,061) (3,837)

Financing activities
  Payment of notes payable              (36)     (1)      (39)     (3)
  Repurchase of common stock           (657)      -      (657)    (20)
  Proceeds from exercise of stock
   options                            1,554     549     1,704   1,136
  Distributions to minority
   investors                         (1,353) (1,356)   (3,859) (3,654)
  Other                                   -       -         -       -
                                    -------- -------   ------- -------
     Net cash used in financing
      activities                       (492)   (808)   (2,851) (2,541)

         Change in cash and cash
          equivalents              $  2,904 $ 2,107   $ 7,954 $ 7,073
                                    ======== =======   ======= =======



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
               (In thousands, except per share amounts)

                                           Three Months   Nine months
                                              Ended         Ended
                                           September 30, September 30,
                                               2004          2004
                                           ------------- -------------
                                            (unaudited) (unaudited)

Net Income                                      $ 1,054       $ 4,865
                                                 -------       -------
Reconciling Items:
   Closed clinic operating losses                  (151)         (393)
   Clinic closure costs                            (815)         (815)
   Severance and recruiting fees                   (208)         (925)
   Gain (loss) on sale of assets                     (7)          443
                                                 -------       -------
                                                 (1,181)       (1,690)

Tax benefit from reconciling items, net             425           608
                                                 -------       -------

Net expense from reconciling items                 (756)       (1,082)
                                                 -------       -------

Pro forma Net Income                            $ 1,810       $ 5,947

Diluted shares                                   12,530        12,420
                                                 =======       =======
Diluted earnings per common share as
 reported                                       $  0.08       $  0.40
                                                 =======       =======

Net expense per share from reconciling
 items                                          $  0.06       $  0.08
                                                 -------       -------

Adjusted earnings per common share              $  0.14       $  0.48
                                                 =======       =======

Note 3: This reconciliation schedule does not include any costs related to the impact from the hurricanes referenced in the text of the accompanying news release.


    CONTACT: U.S. Physical Therapy, Inc.
             Larry McAfee or J. Livingston Kosberg, 713-297-7000 or
             Investors Relations:
             DRG&E
             Jack Lascar, 713-529-6600